UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 15, 2004

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amended and Restated “S” Process Development Agreement

On September 15, 2004, Advanced Micro Devices, Inc. (the “Company”) executed an agreement with IBM that amended and restated the “S” Process Development Agreement executed in December 2002 (as amended and restated, the “Development Agreement”). Under the Development Agreement, the Company and IBM agreed to continue to jointly develop new logic process technologies, including 65-nanometer and 45-nanometer technologies, to be implemented on silicon wafers. Furthermore, if the Company and IBM jointly develop 32-nanometer technologies during the term of the Development Agreement, the 32-nanometer technology will be licensed to the Company. In addition, the Company received a license from IBM to have its products made in 90-nanometer and 65-nanometer at a third-party foundry or a joint manufacturing facility owned by the Company and a third-party foundry.

The Development Agreement also extends the joint development relationship for an additional three years, from December 31, 2005 to December 31, 2008. During the extended term, the Company will continue to pay fees for the additional joint development projects. Pursuant to the Development Agreement, from September 2004 through December 2008, the Company will pay fees to IBM of between approximately $250 million and $280 million. The actual amount of fees to be paid to IBM is dependent upon the number of partners (including the Company and IBM) engaged in related development projects at IBM’s East Fishkill facility during the joint development period. The fees for the joint development projects are generally payable on a quarterly basis over the term of the Development Agreement. Additionally, the parties agreed to extend the target dates for achievement of certain development milestones.

The continuation of the obligations under the Development Agreement past December 31, 2005 is conditioned upon the approval of IBM’s board of directors. If such approval is not received by October 31, 2004, either party has the right to terminate the Development Agreement effective December 31, 2005 without liability. If such approval is received after October 31, 2004, but prior to either party’s exercise of its right to terminate, the right to terminate lapses. In addition, the Development Agreement may be extended further by the mutual agreement of the parties, and can also be terminated immediately by either party if the other party permanently ceases doing business, becomes bankrupt or insolvent, liquidates or undergoes a change of control, or can be terminated by either party upon 30 days written notice upon a failure of the other party to perform a material obligation thereunder.

Letter Agreement

On September 15, 2004, the Company executed a letter agreement with IBM to extend the licenses previously granted from IBM in the C-4 Plating Technology Transfer and Licensing Agreement, C-4 Tighter Pitch Workshop Agreement and C-4 Technical Assistance and Short Loop Support Agreement (collectively, the “C-4 Agreements”). Under this letter agreement, the Company’s licenses under the C-4 Agreements are extended to allow the Company to (i) bump 300-millimeter wafers for the Company in its 300-millimeter Dresden fabrication facility; (ii) manufacture AMD branded products in its 300-millimeter Dresden fabrication facility using the C-4 bump technology; (iii) sell AMD-branded products made in its 300-millimeter Dresden fabrication facility using the bump technology; and (iv) have another manufacturer make an apparatus for bumping 300-millimeter wafers. Pursuant to the letter agreement, the Company also obtained a license to bump a substantial number of 200-millimeter wafers for third parties at no charge, and to bump any additional 200-millimeter wafers for a royalty payment based on the bumping fees the Company charges to the third parties.

In consideration for the licenses granted by IBM in the letter agreement, the Company agreed to pay IBM an aggregate amount of approximately $11 million.

In addition to the above agreements with IBM, in January 1997 the Company entered into a patent cross license agreement with IBM pursuant to which each party granted certain licenses to the other party under patent applications filed prior to July 1, 2005. Also, in December 2003, the Company entered into license and consulting services agreements with IBM pursuant to which the Company licensed technology and know-how developed by IBM in connection with manufacturing products on 300-millimeter silicon wafers.

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Third Amendment to Amended and Restated Loan and Security Agreement

On September 20, 2004, the Company entered into a Third Amendment to Amended and Restated Loan and Security Agreement, by and among the Company, AMD International Sales & Service, LTD., the several financial institutions party thereto as Lenders, Bank of America, N.A., as administrative agent for the Lenders and as a Lender, Congress Financial Corporation (Southwest), as syndication agent for the Lenders and as a Lender, The CIT Group/Business Credit, Inc., as documentation agent for the Lenders and as a Lender, and Wells Fargo Foothill, LLC, as collateral agent for the Lenders and as a Lender.

The primary purpose of this Third Amendment was to reduce the amount available under the revolving line of credit from $125 million to $100 million and to decrease the applicable fees and margin rate related to the facility. As of the date of this report, there were no amounts outstanding under this credit facility.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.39	(a-3)	Third Amendment to Amended and Restated Loan and Security Agreement, dated September 20, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

Date: September 21, 2004	By:	/s/ Hollis M. O’Brien
Hollis M. O’Brien
Corporate Vice President and Secretary

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